Exhibit 99.1

Insulet Reports Second Quarter 2017 Financial Results

Second Quarter Revenue of $109.8 Million, Up 26% Year-Over-Year, Exceeds Expectations; Gross Margin Improves to 58.9%

Insulet Raises Full Year 2017 Revenue Guidance to a Range of $440 to $450 million, Up from $425 to $440 Million, Expecting Growth of 21% at Mid-Point

BILLERICA, Mass.--(BUSINESS WIRE)--August 3, 2017--Insulet Corporation (NASDAQ: PODD) (Insulet or the Company), the leader in tubeless insulin pump technology with its Omnipod® Insulin Management System (Omnipod System), today announced financial results for the three months ended June 30, 2017.

Second Quarter Highlights and Recent Developments:

  Second quarter revenue of $109.8 million exceeds the Company's guidance of $104 to $108 million, a year-over-year growth of 26%.
    U.S. Omnipod revenue of $65.4 million, an increase of 16%.
    International Omnipod revenue of $26.6 million, an increase of 60%.
    Drug Delivery revenue of $17.8 million, an increase of 23%.
  Gross margin of 58.9%, up 110 basis points, due to improved manufacturing and operational performance.
  Will assume distribution and commercial support for the Omnipod System in Europe beginning July 1, 2018.
  Omnipod featured in clinical presentations at the American Diabetes Association Scientific Sessions, including data from the Omnipod Horizon™ hybrid closed-loop study in pediatric patients.
  Ranked #4 on Forbes 2017 list of World's Most Innovative Growth Companies.

“We are very pleased with our performance so far this year,” said Patrick Sullivan, Chairman and Chief Executive Officer. “We demonstrated strong momentum across our business and made substantial progress on our commercial and operational strategies. In the second quarter, our 26% revenue growth exceeded our expectation, and we achieved a 110 basis point improvement in gross margin. We released additional positive results from our Omnipod Horizon system clinical trials during the quarter and are investing in innovation to further differentiate our product offerings in the marketplace.”

Mr. Sullivan continued, “We generated particularly strong results in our international business in the second quarter. On July 20, 2017, we announced plans to transition to direct distribution and commercial support in Europe in the second half of 2018. This is an exciting step forward for Insulet and will accelerate our strong growth trajectory and improve our margins. Looking ahead, we are focused on continuing to execute our key initiatives to drive growth and shareholder value.”

Second Quarter 2017 Financial Results:

Second quarter 2017 revenue increased 26% to $109.8 million, compared to revenue of $87.3 million in the second quarter of 2016.

Operating loss for the second quarter of 2017 was $3.4 million, compared to an operating loss of $1.3 million in the second quarter of 2016.

Net loss for the second quarter of 2017 was $7.8 million, or $0.13 per share, compared with a net loss from continuing operations of $4.4 million, or $0.08 per share, in the second quarter of 2016.

Guidance:

  For the year ending December 31, 2017, the Company is raising its revenue guidance to a range of $440 to $450 million (previously $425 to $440 million), compared to 2016 revenue of $367.0 million. This represents year-over-year revenue growth of approximately 21% at the mid-point of the range.
  For the quarter ending September 30, 2017, the Company is introducing revenue guidance in the range of $112 to $116 million, compared to third quarter 2016 revenue of $94.9 million. This represents year-over-year revenue growth of approximately 20% at the mid-point of the range.

Future results may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains.

Conference Call:

Insulet will host a conference call at 4:30 p.m. (Eastern Time) on August 3, 2017 to discuss the financial results and outlook. The link to the live call will be available on the Investor Relations section of the Company's website at http://investors.insulet.com, "Events and Presentations", and will be archived for future reference. The call may also be accessed by dialing (844) 831-3022 for domestic callers or (315) 625-6887 for international callers, passcode 39247984.

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Insulet seeks to expand the use of insulin pump therapy with its Omnipod Insulin Management System among people with insulin-dependent diabetes. The Omnipod System is a revolutionary and easy-to-use tubeless insulin pump that provides up to three days of non-stop insulin delivery, without the need to see or handle a needle. Insulet's Delivery Systems business partners with global pharmaceutical and biotechnology companies to adapt the Omnipod technology platform for the delivery of subcutaneous drugs across multiple therapeutic areas. Founded in 2000, Insulet Corporation is based in Billerica, Massachusetts. For more information, please visit: http://www.myomnipod.com.

Forward-Looking Statement:

The 2017 financial results contained in this news release are subject to finalization in connection with the preparation of the Company's Form 10-Q for the quarter ended June 30, 2017. This press release contains forward-looking statements concerning Insulet's expectations, anticipations, intentions, beliefs or strategies regarding the future. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated.

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company's dependence on its principal product, the Omnipod System; Insulet's ability to reduce production costs and increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform laws; Insulet's ability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or third-party suppliers on which Insulet is dependent; the potential establishment of a competitive bid program for conventional insulin pumps; failure by Insulet to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Insulet to retain key supplier and payor partners; international business risks; Insulet’s inability to effectively assume the distribution and commercial support for the Omnipod System in Europe following the expiration of its global distribution agreement with Ypsomed Distribution AG on June 30, 2018; Insulet's inability to secure and retain adequate coverage or reimbursement from third-party payors for the Omnipod System and potential adverse changes in reimbursement rates or policies relating to the Omnipod System; failure to retain key payor partners and their members; potential adverse effects resulting from competition; technological change and product innovation adversely affecting the Company's business; potential changes to or termination of Insulet's license to incorporate a blood glucose meter into the Omnipod System or its inability to enter into new license or other agreements with respect to the Omnipod System's current or future features; challenges to the future development of our non-insulin drug delivery business; Insulet's ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet's current or future products infringe or misappropriate the proprietary rights of others; adverse regulatory or legal actions relating to the Omnipod System or future products; failure of Insulet's contract manufacturers or component suppliers to comply with FDA's quality system regulations; the potential violation of federal or state laws prohibiting "kickbacks" or protecting the confidentiality of patient health information, or any challenge to or investigation into Insulet's practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates of our customer base; unfavorable results of clinical studies relating to the Omnipod System or future products, or the products of Insulet's competitors; potential future publication of articles or announcement of positions by diabetes associations or other organizations that are unfavorable to the Omnipod System; the concentration of substantially all of Insulet's manufacturing operations at a single location in China and substantially all of Insulet's inventory at a single location in Massachusetts; Insulet's ability to attract and retain personnel; Insulet's ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions or investments in new businesses; Insulet's ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet's distribution network; Insulet's ability to successfully maintain effective internal control over financial reporting; the volatility of the trading price of Insulet's common stock; risks related to future sales of its common stock or the conversion of any of the Convertible Senior Notes; potential limitations on Insulet's ability to use its net operating loss carryforwards; anti-takeover provisions in its organizational documents; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 28, 2017 in the section entitled "Risk Factors," and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

INSULET CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited) (In thousands, except per share data)	2017	2016	2017	2016
Revenue	$109,756	$87,330	$211,469	$168,543
Cost of revenue	45,117	36,873	87,432	74,035
Gross profit	64,639	50,457	124,037	94,508
Operating expenses:
Research and development	18,029	12,953	35,529	25,942
Sales and marketing	29,475	22,950	57,570	46,972
General and administrative	20,493	15,842	39,604	30,581
Total operating expenses	67,997	51,745	132,703	103,495
Operating loss	(3,358)	(1,288)	(8,666)	(8,987)
Interest expense, net	4,308	2,998	8,881	5,924
Loss from continuing operations before income taxes	(7,666)	(4,286)	(17,547)	(14,911)
Income tax expense	101	65	197	129
Net loss from continuing operations	(7,767)	(4,351)	(17,744)	(15,040)
Income (loss) from discontinued operations, net of tax ($0 and $408, respectively)	—	153	—	(1,639)
Net loss	$(7,767)	$(4,198)	$(17,744)	$(16,679)
Net loss per share basic and diluted:
Net loss from continuing operations per share	$(0.13)	$(0.08)	$(0.31)	$(0.26)
Net loss from discontinued operations per share	$—	$—	$—	$(0.03)
Weighted-average number of shares outstanding	57,977	57,196	57,836	57,113

INSULET CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except per share data)	June 30, 2017	December 31, 2016
ASSETS
Current Assets
Cash, cash equivalents and short-term investments	$258,605	$298,570
Accounts receivable, net	37,753	28,803
Inventories, net	33,956	35,514
Prepaid expenses and other current assets	8,431	7,073
Total current assets	338,745	369,960
Property and equipment, net	75,878	44,753
Other intangible assets, net	3,386	2,041
Goodwill	39,759	39,677
Other assets	1,559	216
Total assets	$459,327	$456,647
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$12,243	$13,160
Accrued expenses and other current liabilities	34,648	41,228
Deferred revenue	1,127	1,309
Total current liabilities	48,018	55,697
Long-term debt, net of discount	340,836	332,768
Other long-term liabilities	5,748	5,032
Total liabilities	394,602	393,497
Stockholders’ Equity
Preferred stock, $.001 par value	—	—
Common stock, $.001 par value	58	57
Additional paid-in capital	763,364	744,243
Accumulated other comprehensive loss	(529)	(726)
Accumulated deficit	(698,168)	(680,424)
Total stockholders’ equity	64,725	63,150
Total liabilities and stockholders’ equity	$459,327	$456,647

CONTACT:
Investor Relations and Media Contact:
Insulet Corporation
Deborah R. Gordon, 978-600-7717
Vice President, Investor Relations and Corporate Communications
dgordon@insulet.com